EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	 Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Third Quarter 2015 Results

Dallas (November 13, 2015) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, reported results of operations for the third quarter ended September 30, 2015. ARL announced today that the Company reported a net loss applicable to common shares of ($5.4) million, including $2.0 million in gains on the sale of land and $0.7 million in gains on sale of income producing properties, or ($0.35) per diluted earnings per share, as compared to a net loss applicable to common shares of ($1.7) million, or ($0.13) per diluted earnings per share for the same period ended 2014.

For the nine months ended September 30, 2015, we reported a net loss applicable to common shares of ($1.6) million or ($0.11) per diluted earnings per share, as compared to net income applicable to common shares of $2.1 million or $0.17 per diluted earnings per share for the same period ended 2014.

During the three months ended September 30, 2015, we acquired two income-producing properties. "The Company remains highly focused on expanding our multifamily portfolio and enhancing the underlying value of our commercial assets. At the same time, we continue to seek out unique opportunities to secure strategic sales and/or the development of various parcels of land. We also strive aggressively in obtaining improvements associated with operating performance in terms of revenue growth and expense control. We remain significantly focused by paying close attention to all details of our business throughout our organization"; said Daniel J. Moos, the Company's President and CEO. "Most assuredly, we will continue to be very aware as to the overall economic climate and remain vigilant in our ability to rapidly adjust our business strategies accordingly."

Rental and other property revenues were $27.8 million for the three months ended September 30, 2015. This represents an increase of $8.5 million, as compared to the prior period revenues of $19.3 million. This change, by segment, is an increase in the apartment portfolio of $5.0 million and an increase in the commercial portfolio of $3.5 million. Within the apartment portfolio there was an increase of $4.8 million in the acquired property portfolio and an increase of $0.2 million in the same property portfolio. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging approximately 95%. We have been able to surpass expectations due to the high-quality product offered, the strength of our management team and our commitment to our tenants. This increase in apartment portfolio is also due to the acquisition of new properties. Within the commercial portfolio, there was an increase of $1.8 million in the acquired property portfolio and an increase of $1.7 million in the same store properties. We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties to maintain our existing tenants.

Property operating expenses were $14.5 million for the three months ended September 30, 2015. This represents an increase of $3.7 million, as compared to the prior period operating expenses of $10.8 million. This change, by segment, is an increase in the apartment portfolio of $2.1 million and an increase in the commercial portfolio of $1.6 million. Within the apartment portfolio there was an increase of $2.0 million in the acquired properties portfolio and an increase of $0.1 million in the same property portfolio. Within the commercial portfolio, there was an increase of $1.5 million in the acquired properties portfolio and an increase of $0.1 million in the same store properties.

Depreciation and amortization expense was $6.6 million for the three months ended September 30, 2015. This represents an increase of $2.1 million, as compared to the prior period expense of $4.5 million. The majority of this change is in the apartment portfolio related to an increase in the acquired properties portfolio.

Mortgage and loan interest expense was $15.0 million for the three months ended September 30, 2015. This represents an increase of $4.1 million, as compared to the prior period expense of $10.9 million. The majority of this increase is in the other portfolio and is related to the securing of a new loan in 2015.

Interest income was $3.95 million for the three months ended September 30, 2015. This represents a decrease of $1.2 million, as compared to the prior year income of $5.1 million.

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About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

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AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $211 and $175 for the three months and $591 and $526 for the nine months ended 2015 and 2014, respectively, from related parties)	$27,826	$19,326	$75,223	$57,986

Expenses:
Property operating expenses (including $202 and $172 for the three months and $551 and $511 for the nine months ended 2015 and 2014, respectively, from related parties)	14,499	10,766	37,467	30,677
Depreciation and amortization	6,569	4,463	16,410	13,099
General and administrative (including $634 and $926 for the three months and $2,554 and $2,686 for the nine months ended 2015 and 2014, respectively, from related parties)	1,417	1,590	5,215	6,770
Net income fee to related party	232	(186)	567	514
Advisory fee to related party	3,024	2,225	7,625	6,670
Total operating expenses	25,741	18,858	67,284	57,730
Net operating income (loss)	2,085	468	7,939	256
Other income (expenses):
Interest income (including $3,886 and $4,699 for the three months and $13,190 and $14,692 for the nine months ended 2015 and 2014, respectively, from related parties)	3,950	5,106	13,722	15,264
Other income	(72)	1,332	4,040	1,738
Mortgage and loan interest (including $982 and $978 for the three months and $2,797 and $2,709 for the nine months ended 2015 and 2014, respectively, from related parties)	(13,481)	(9,901)	(34,203)	(28,651)
Loan charges and prepayment penalties	(1,545)	(1,044)	(2,260)	(2,626)
Earnings from unconsolidated subsidiaries and investees	81	320	276	266
Litigation settlement (expense)	(85)	(86)	(203)	3,666
Total other expenses	(11,152)	(4,273)	(18,628)	(10,343)
Loss before gain on land sales, non-controlling interest, and taxes	(9,067)	(3,805)	(10,689)	(10,087)
Gain on sale of income producing properties	735	-	735	-
Gain on land sales	1,958	40	7,861	634
Net income (loss) from continuing operations before taxes	(6,374)	(3,765)	(2,093)	(9,453)
Income tax benefit (expense)	16	786	107	5,030
Net income (loss) from continuing operations	(6,358)	(2,979)	(1,986)	(4,423)
Discontinued operations:
Net income (loss) from discontinued operations	47	477	306	(454)
Gain on sale of real estate from discontinued operations	-	1,770	-	14,826
Income tax benefit (expense) from discontinued operations	(16)	(786)	(107)	(5,030)
Net income (loss) from discontinued operations	31	1,461	199	9,342
Net income (loss)	(6,327)	(1,518)	(1,787)	4,919
Net income (loss) attributable to non-controlling interest	1,164	200	1,132	(1,170)
Net income attributable to American Realty Investors, Inc.	(5,163)	(1,318)	(655)	3,749
Preferred dividend requirement	(275)	(428)	(941)	(1,653)
Net income applicable to common shares	$(5,438)	$(1,746)	$(1,596)	$2,096
Earnings per share - basic
Net income (loss) from continuing operations	$(0.35)	$(0.24)	$(0.12)	$(0.59)
Net income from discontinued operations	-	0.11	0.01	0.76
Net income applicable to common shares	$(0.35)	$(0.13)	$(0.11)	$0.17

Earnings per share - diluted
Net income (loss) from continuing operations	$(0.35)	$(0.24)	$(0.12)	$(0.59)
Net income (loss) from discontinued operations	-	0.11	0.01	0.76
Net income applicable to common shares	$(0.35)	$(0.13)	$(0.11)	$0.17

Weighted average common shares used in computing earnings per share	15,514,360	13,619,647	14,975,212	12,231,146
Weighted average common shares used in computing diluted earnings per share	15,514,360	13,619,646	14,975,212	12,231,146

Amounts attributable to American Realty Investors, Inc.
Net income (loss) from continuing operations	$(5,194)	$(2,779)	$(854)	$(5,593)
Net income (loss) from discontinued operations	31	1,461	199	9,342
Net income applicable to American Realty Investors, Inc.	$(5,163)	$(1,318)	$(655)	$3,749

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2015	2014
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$961,099	$810,214
Real estate subject to sales contracts at cost, net of depreciation ($194 for 2015 and $2,300 for 2014)	9,213	19,026
Less accumulated depreciation	(145,101)	(129,477)
Total real estate	825,211	699,763
Notes and interest receivable
Performing (including $121,099 in 2015 and $139,466 in 2014 from related parties)	132,452	149,484
Non-performing	-	3,161
Less allowance for doubtful accounts (including $15,537 in 2015 and 2014 from related parties)	(17,037)	(18,279)
Total notes and interest receivable	115,415	134,366
Cash and cash equivalents	11,989	12,299
Restricted cash	42,214	49,266
Investments in unconsolidated subsidiaries and investees	5,152	4,279
Receivable from related party	43,301	21,414
Other assets	43,829	44,111
Total assets	$1,087,111	$965,498

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$782,570	$638,891
Notes related to subject to sales contracts	7,793	20,168
Deferred revenue (including $71,603 in 2015 and $72,564 in 2014 from sales to related parties)	71,672	74,409
Accounts payable and other liabilities (including $7,001 in 2015 and $11,024 in 2014 to related parties)	46,412	52,442
	908,447	785,910

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,000,614 and 2,461,252 shares in 2015 and 2014 (liquidation preference $10 per share), including 900,000 shares in 2015 and 2014 held by ARL or subsidiaries.	2,205	3,126
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 15,930,145 and 14,443,404 shares; outstanding 15,514,360 and 14,027,619 shares in 2015 and 2014, respectively; including 140,000 shares held by TCI (consolidated) in 2015 and 2014.	156	141
Treasury stock at cost; 415,785 shares	(6,395)	(6,395)
Paid-in capital	110,136	108,378
Retained earnings	18,435	19,090
Total American Realty Investors, Inc. shareholders' equity	124,537	124,340
Non-controlling interest	54,127	55,248
Total shareholders' equity	178,664	179,588
Total liabilities and shareholders' equity	$1,087,111	$965,498